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                                                                  Exhibit 99.1


                           [GIGA-TRONICS LETTERHEAD]



NEWS RELEASE
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FOR IMMEDIATE RELEASE                      CONTACT:  GEORGE H. BRUNS
JULY 24, 1996                              CHAIRMAN AND CHIEF EXECUTIVE OFFICER


                 GIGA-TRONICS COMPLETES MERGER WITH ASCOR, INC.

SAN RAMON, CA. Giga-tronics announced today that it has completed the merger with ASCOR, Inc. The merger is effective as of July 24, 1996, and will be accounted for on a "pooling of interests" basis. Giga-tronics issued 721,229 and reserved 3,749 shares of Giga-tronics common stock in exchange for all outstanding ASCOR common stock and common stock equivalents. Based on the July 23 closing price of Giga-tronics common stock (9-3/8), the transaction is valued at approximately $6.8 million. Former ASCOR shareholders now hold approximately 21.5% of the outstanding Giga-tronics common stock.

ASCOR is located in Fremont, California. ASCOR will remain a separate legal entity and will thus operate as a wholly owned subsidiary of Giga-tronics. ASCOR will remain in its present facility. There are no plans to combine any of the operations of the two companies.

Mr. Jeffrey Lum remains the President of ASCOR, reporting to Mr. George H. Bruns, Jr., Chairman and Chief Executive Officer of Giga-tronics. ASCOR is in the Automatic Testing Equipment (ATE) business, specifically high speed switching equipment and systems integration. Its total revenues for the fiscal year ending March 30, 1996, were $5,913,000, with pre-tax earnings of $780,000.

George H. Bruns, Jr., Chairman and Chief Executive Officer of Giga-tronics said, "This is a good combination. We can help ASCOR with international marketing and with their capital needs. They can help us with their technology and their major account relationships."

Headquartered in San Ramon, California, Giga-tronics designs, manufactures and markets microwave and RF signal generation and power measurement instruments. These products have broad application in telecommunications, transportation systems, research and development and the calibration and maintenance of defense electronics systems.

Giga-tronics is a publicly held company, traded over the counter on NASDAQ National Market Systems under the symbol "GIGA."